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                                                                    EXHIBIT 10.2



                                                                  execution copy

CONFIDENTIAL TREATMENT REQUESTED: PAGES WHERE CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED "CONFIDENTIAL TREATMENT REQUESTED" AND APPROPRIATE SECTIONS, WHERE TEXT HAS BEEN OMITTED, ARE NOTED WITH "[CONFIDENTIAL TREATMENT REQUESTED]." AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                  RESEARCH, DEVELOPMENT, AND LICENSE AGREEMENT

        THIS RESEARCH, DEVELOPMENT, AND LICENSE AGREEMENT dated as of May 26, 1998 (the "Agreement"), is entered into between TREGA BIOSCIENCES, INC., a Delaware corporation ("TREGA"), having a place of business at 9880 Campus Point Drive, San Diego, California 92121, U.S.A., and NOVARTIS PHARMA A.G., a Swiss corporation ("NOVARTIS"), having a place of business at Lichtstrasse 35, CH 4002, Basel, Switzerland.

                              W I T N E S S E T H:

        WHEREAS, TREGA possesses certain combinatorial libraries, biological assays, and synthesis and screening technologies which, when applied, may reduce the time and expense of identifying and developing potentially useful compounds for the diagnosis, prevention, treatment and monitoring of diseases, states and conditions in humans.

        WHEREAS, NOVARTIS desires to have TREGA conduct a research program to attempt to identify compounds, and to gather data and information which may be useful to develop compounds for the diagnosis and treatment of diabetes, obesity, insulin resistance, and Syndrome X in humans.

        WHEREAS, NOVARTIS desires to utilize such compounds, data and information resulting from such research program to develop and commercialize products for use in the treatment of diabetes, obesity, insulin resistance, and Syndrome X in humans.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        1.1 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A



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                                                CONFIDENTIAL TREATMENT REQUESTED

Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least forty percent (40%) of the voting stock or other ownership interest of the other Person, or if it, directly or indirectly, possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever; provided, however, that in the case of NOVARTIS, Chiron Corporation shall not be considered an Affiliate of NOVARTIS for purposes of this Agreement until such time as it directly or indirectly controls a majority of such corporation?s voting stock. At the time of this Agreement, TREGA has only one subsidiary, Chromaxome Corporation, of which it is the sole shareholder.

        1.2 "Development Period" shall mean that period of time commencing with NOVARTIS's positive EDP decision and its choice of an EDC for further pre-clinical and clinical development by it pursuant to Section 6.1 herein and ending upon the earlier of (i) termination of NOVARTIS's rights pursuant to Sections 11.2 and 11.3 herein or (ii) marketing approval of a Licensed Product in the last of the United States, Japan, the United Kingdom, France, Germany, Italy or pursuant to an EMEA submission instead of the United Kingdom, France, Germany, and Italy.

        1.3 "EDP" shall mean the early development point decision where an FSC is accepted at NOVARTIS's Innovation Management Board or equivalent decision making body ("IMB") as an early development compound ("EDC") for continued development for an IND submission and for early clinical phase testing.

        1.4 "ESC" shall mean a [CONFIDENTIAL TREATMENT REQUESTED] (such as an [CONFIDENTIAL TREATMENT REQUESTED]) from a Trega Combinatorial Library or a NOVARTIS Library which, after testing, evaluation, and optimization, as the case may be, pursuant to the Research Plan attached hereto as Exhibit A, is selected by NOVARTIS for further profiling.

        1.5 "ESP" shall mean an early selection point decision where several candidate molecules are identified as early selection compound(s) ("ESC") by NOVARTIS for further profiling.

        1.6 "FDP" shall mean the full development point decision where, typically following phase IIa clinical testing, an EDC is accepted at NOVARTIS? IMB as a full development compound ("FDC") for continued clinical testing and all related development studies for submission of an NDA.



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                                                CONFIDENTIAL TREATMENT REQUESTED

        1.7 "Field" shall mean the diagnosis and treatment of diabetes, obesity, insulin resistance, and Syndrome X in humans.

        1.8 "First Commercial Sale" shall mean, with respect to any Licensed Product, the date of the first sale in the ordinary course of business in any country by NOVARTIS, its Affiliates, or sublicensee(s) of such Licensed Product. A transfer of any Licensed Product for use in [CONFIDENTIAL TREATMENT REQUESTED] will not be deemed to be a First Commercial Sale whether or not NOVARTIS is paid for such Licensed Product.

        1.9 "FSP" shall mean the final selection point where a final selected compound ("FSC") is identified out of a series of ESCs and accepted as an FSC at NOVARTIS's Research Management Board or equivalent decision making body, as the candidate molecule with the most promising and innovative profile and with a potential competitive advantage.

        1.10 "IND" shall mean an Investigational New Drug application filed with the U.S. Food and Drug Administration as a necessary predicate to the commencement of human clinical testing or such similar application filed with the governmental authority in any country charged with responsibility for regulating the approval for marketing of drugs intended for human use.

        1.11 "Licensed Product" shall mean a product which is or contains, incorporates or uses a NOVARTIS Compound or a TREGA Compound.

        1.12   [CONFIDENTIAL TREATMENT REQUESTED].

        1.13 "NDA" shall mean a New Drug Application required to be submitted to the U.S. Food and Drug Administration or any similar application required to be submitted in any country to the governing health authority charged with responsibility for regulating the approval to market a product for the treatment of humans.

        1.14 "Net Sales" shall mean, with respect to any Licensed Product, the invoiced sales price of such Product billed to independent customers who are not Affiliates, less to the extent included in the invoiced sales price, (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out-dated and returned or destroyed as a result, but not replaced, Licensed Product; (b) actual freight and insurance costs incurred in transporting such Licensed Product in final form to such



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customers; (c) cash, quantity and trade discounts, third party rebates and chargebacks, and other price reduction programs; (d) sales, use, value-added and other direct taxes incurred; (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Licensed Product in final form; and (f) amounts incurred or resulting from government mandated rebate programs.

        1.15 "NOVARTIS Compound" shall mean (i) a compound within a NOVARTIS Library and identified as a hit as defined in the Research Plan together with [CONFIDENTIAL TREATMENT REQUESTED] and (ii) any such hit compound which would not have been directly or indirectly discovered, conceived, designed, synthesized, or developed but for use of a compound described in clause (i) above; all to the extent and only to the extent that NOVARTIS now has or hereafter will have at all pertinent times the right to grant licenses, immunities or other rights to TREGA.

        1.16 "NOVARTIS Know-How" shall mean all information and data, which is possessed, owned by or licensed (other than by TREGA) to NOVARTIS, is not generally known (including, but not limited to, formulae, procedures, protocols, techniques and results of pre-clinical and clinical experimentation and testing), and is necessary or useful to conduct screening or to develop, make, use, sell, offer for sale, import or seek regulatory approval in any country to market a Licensed Product for use in the Field, all to the extent and only to the extend that NOVARTIS now has or hereafter will have at all pertinent times the right to grant licenses, immunities or other rights hereunder.

        1.17 "NOVARTIS Library" shall mean a collection of compounds owned by or licensed to NOVARTIS (other than by TREGA) and screened pursuant to the Research Plan under this Agreement.

        1.18 "NOVARTIS Materials" shall mean any item provided by or at the behest of NOVARTIS to TREGA hereunder.

        1.19 "NOVARTIS Patent Rights" shall mean (a) all patent applications heretofore or hereafter filed or having legal force (in any country) owned by or licensed to NOVARTIS or to which NOVARTIS otherwise acquires rights, which claim a NOVARTIS Compound, any methods, processes, compounds, materials, formulations or uses, in whole or in part, related thereto, derived therefrom, or comprising such NOVARTIS Compound,



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                                                CONFIDENTIAL TREATMENT REQUESTED


together with any and all patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention, and (b) all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that NOVARTIS now has or hereafter will have at all pertinent times the right to grant licenses, immunities or other rights thereunder.

        1.20 "NOVARTIS Technology" shall mean, collectively, the NOVARTIS Compounds, NOVARTIS Libraries, NOVARTIS Know-How, and the Research and Development Results.

        1.21 "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

        1.22 "Research and Development Results" shall mean the information and data resulting from Research Work which is not generally known (including, but not limited to, formulae, procedures, protocols, techniques, and results of experimentation and testing), and is necessary or useful to develop, make, use, sell, offer for sale, import, or seek regulatory approval to market a Licensed Product, whether before or after designation as Licensed Products. Research and Development Results shall exclude all information and data (including, but not limited to procedures, protocols, techniques and results of experimentation and testing) related to the creation, assembly, generation, or manipulation of Combinatorial Libraries and compounds (other that those TREGA Compounds or NOVARTIS Compounds related directly to Licensed Products.

        1.23 "Research Period" shall mean the period commencing on the date first set forth above and expiring on the [CONFIDENTIAL TREATMENT REQUESTED] anniversary thereof, subject to NOVARTIS's (i) earlier right of termination set forth in Section 11.2 and (ii) option to extend the Research Period for [CONFIDENTIAL TREATMENT REQUESTED] which option may be exercised, if at all, on or before the [CONFIDENTIAL TREATMENT REQUESTED] anniversary of this Agreement and which further shall be subject to the ability of the parties hereto to reach agreement promptly on a research plan and funding for such extension period.



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                                                CONFIDENTIAL TREATMENT REQUESTED

        1.24 "Research Work" shall mean the screening, testing, evaluation, optimization, and other activities to be conducted solely by or on behalf of the parties during the Research Period and the Development Period, as set forth in the Research Plan attached hereto as Exhibit A as hereafter modified.

        1.25 "Royalty Term" shall mean, with respect to Licensed Product, the period of time equal to the longer of (a) [CONFIDENTIAL TREATMENT REQUESTED] years from the date of the First Commercial Sale of such Licensed Product within the Field on a country-by-country basis or (b) upon the expiration of the last to expire of TREGA Patent Rights or NOVARTIS Patent Rights on a country-by-country basis with issued claims covering [CONFIDENTIAL TREATMENT REQUESTED] a Licensed Product which would be infringed but for the licenses granted pursuant to this Agreement.

        1.26   "Territory" shall mean the World.

        1.27 "Third Party" shall mean any Person other than TREGA, NOVARTIS and their respective Affiliates.

        1.28 "TREGA Assays" shall mean those certain assays and the protocols, data, methods, information, know-how and materials relating thereto which are used during the Research Period pursuant to the Research Plan and which are owned by or licensed to TREGA as of the date of this Agreement and at all pertinent times during the Research Period.

        1.29 "TREGA Combinatorial Libraries" shall mean those certain [CONFIDENTIAL TREATMENT REQUESTED] libraries owned by or licensed to TREGA as of the date of this Agreement (and during the Research Period) screened pursuant to the Research Plan including, but not limited to those listed or described in the Research Plan, [CONFIDENTIAL TREATMENT REQUESTED] all to the extent and only to the extent that TREGA now has or hereafter will have at all pertinent times the right to grant licenses, immunities or other rights to NOVARTIS thereunder; provided, however, that Combinatorial Libraries shall not include, without the owner?s or licensee?s consent, (a) libraries initially developed by Third Parties without a license from a party hereto or its Affiliates or licensees, [CONFIDENTIAL TREATMENT REQUESTED] and which are acquired by either of the parties as part of the acquisition of such Third Party's on



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                                                CONFIDENTIAL TREATMENT REQUESTED

going business; (b) any Combinatorial Libraries or subsets thereof that have been or are hereafter developed by TREGA in the first instance as [CONFIDENTIAL TREATMENT REQUESTED] provided, further, that (i) TREGA shall be [CONFIDENTIAL TREATMENT REQUESTED] during the initial 24 months of this Agreement (ii) those Combinatorial Libraries which heretofore have been so developed are listed on Exhibit B attached hereto, and (iii) notice shall be given promptly to NOVARTIS of the development of such Combinatorial Libraries in the future, or (c) as a project under a written agreement with a Third Party which provides that such Third Party shall have the exclusive rights to such library or subset.

        1.30 "TREGA Compound" shall mean (i) a compound within a TREGA Combinatorial Library and identified as a hit as defined in the Research Plan together with [CONFIDENTIAL TREATMENT REQUESTED] and (ii) any such hit compound which would not have been directly or indirectly discovered, conceived, designed, synthesized, or developed but for use of a compound described in clause (i) above; all to the extent and only to the extent that TREGA now has or hereafter will have at all pertinent times the right to grant licenses, immunities or other rights to NOVARTIS.

        1.31 "TREGA Materials" shall mean any item provided by or at the behest of TREGA to NOVARTIS hereunder.

        1.32 "TREGA Patent Rights" shall mean (a) all patent applications heretofore or hereafter filed or having legal force (in any country) owned by or licensed to TREGA or to which TREGA otherwise acquires rights (other than by NOVARTIS through this Agreement), which claim a TREGA Combinatorial Library or TREGA Compound, together with any and all patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention, and (b) all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that TREGA now has or hereafter will have at all pertinent times the right to grant licenses, immunities or other rights thereunder. Notwithstanding the foregoing, TREGA Patent Rights shall exclude all technology, information, patent rights, methods, processes and all intellectual property rights related to the generation, assembly, synthesis, creation or manipulation





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                                                CONFIDENTIAL TREATMENT REQUESTED

of combinatorial libraries and compounds (other than TREGA Compounds).

        1.33 "TREGA Technology" shall mean, collectively, the TREGA Compounds and the TREGA Assays, but shall exclude those certain biological materials and associated license received under [CONFIDENTIAL TREATMENT REQUESTED].

        1.34 "Valid Patent Claim" shall mean a claim of an issued and unexpired patent included within the TREGA Patent Rights or NOVARTIS Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

        2.1 Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

        2.1.1 Such party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction where it is organized; (b) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted, and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party's ability to perform its obligations under this Agreement.

        2.1.2 Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its





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                                                CONFIDENTIAL TREATMENT REQUESTED

obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

        2.1.3 All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such party in connection with this Agreement have been obtained.

        2.1.4 The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

        2.2 Intellectual Property. The parties represent and warrant to each other with regard to their respective Technology in existence on the date hereof that [CONFIDENTIAL TREATMENT REQUESTED].






        2.3 Government Grants. TREGA hereby represents and warrants that it has not and will not enter into a [CONFIDENTIAL TREATMENT REQUESTED].







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        2.4    Disclaimer of Warranties.

        2.4.1 NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY TREGA OR NOVARTIS THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THEIR RESPECTIVE PATENT RIGHTS, THAT ANY PATENT WITHIN THEIR RESPECTIVE PATENT RIGHTS WHICH ISSUES WILL BE VALID, OR THAT THE USE OF ANY OF THEIR RESPECTIVE MATERIALS, RESEARCH RESULTS, OR ANY OF THEIR RESPECTIVE TECHNOLOGY WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

        2.4.2 THE TREGA AND NOVARTIS MATERIALS AND RESEARCH RESULTS ARE PROVIDED "AS IS" AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. IN NO EVENT WILL THE PARTIES OR ANY THIRD PARTY LICENSORS WHOSE TECHNOLOGY IS UTILIZED IN PROVIDING THE TECHNOLOGIES HEREUNDER BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THE LICENSE RIGHTS BY NOVARTIS HEREUNDER OR USE OF THE TECHNOLOGIES.

                                    ARTICLE 3

                                RESEARCH PROGRAM

        3.1    Research Work.

        3.1.1 During the Research Period, TREGA and NOVARTIS shall use commercially reasonable efforts to perform the Research Work in the Field according to the priorities established by the Research Plan and the Project Management Committee. Scientists at TREGA and NOVARTIS shall cooperate in order to facilitate achievement of the goals of the Research Work.

        3.1.2 TREGA and NOVARTIS will provide for use in the Research Work the number of full time equivalent employees set forth in the Research Plan until such time, if ever, that the Project Management Committee modifies the Research Plan in a way that necessitates a change to the number of full time equivalent







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                                                CONFIDENTIAL TREATMENT REQUESTED

employees required to be devoted to the Research Work. Should the Research Work terminate prior to completion of its [CONFIDENTIAL TREATMENT REQUESTED] term for any reason, neither party will be deemed to be in default of this Agreement if it shall have provided fewer full time equivalent employees than the number required by the Research Plan through the date of termination unless such failure results in termination. TREGA and NOVARTIS also shall use in the Research Work such other scientific resources (facilities, equipment, and materials) as are reasonably required to carry out their obligations under the Research Plan, consistent with the Research Plan budget set by the Project Management Committee and as set forth in the annual research plan.

        3.1.3 For each 12 month period of the Research Work commencing with the first anniversary of this Agreement, an annual research plan shall be prepared and approved by the Project Management Committee no later than thirty (30) days before the end of the prior 12 month period. The Project Management Committee shall meet no later than thirty (30) days after the date of this Agreement for the purpose of establishing the annual research plan for the initial 12 month period. Each annual research plan shall be in writing and shall set forth with reasonable specificity the research objectives, research milestones, budgets, and personnel requirements for the period covered by such annual research plan to the extent not addressed by this Agreement and the Exhibits attached hereto. The Project Management Committee may make adjustments to the annual research plan at its quarterly meetings or as it may otherwise determine.

        3.1.4 TREGA agrees that during the Research Period that neither it nor its Affiliates will enter into an agreement to (except pursuant to this Agreement), or conduct, have conducted or fund any research, drug discovery or drug development activity with respect to the subject matter of the Research Plan.

        3.2 Designation of FSCs. At any time prior to the second anniversary of the end of the Research Period (or any extension thereof), NOVARTIS shall have the right to select from ESCs [CONFIDENTIAL TREATMENT REQUESTED] and up to [CONFIDENTIAL TREATMENT REQUESTED] as FSCs from among the TREGA Compounds presented by TREGA by giving written notice to TREGA of such selection.

        3.3 Research Reports. Not later than 30 days following each anniversary of this Agreement during the Research Period,



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the parties shall prepare and provide each other with a written research report, in reasonably specific detail describing the work performed and the results obtained during the prior 12 months.

        3.4    Shipment of Materials.

        3.4.1 Each shipment of TREGA Materials or NOVARTIS Materials under this Agreement, including, but not limited to ESCs, FSCs, and related items shall be governed by the terms of this Agreement. None of the terms or conditions of any order, invoices or similar instruments shall be applicable, except those specifying quantity, delivery dates, designated carrier, special supply instructions and invoice information, if any.

        3.4.2 Risk of loss and damage to the TREGA Materials shall pass to NOVARTIS (and the risk of loss and damage to the NOVARTIS Materials shall pass to TREGA) upon release to the recipient's designated carrier or, in the absence of such designation, to a carrier designated by the shipper.

        3.5 Restrictions on Use. Except as expressly set forth in this Agreement, the parties shall be the sole owners of their respective Technologies and their respective Patent Rights. Nothing herein shall be deemed to grant to the other party rights in their Technology and respective Patent Rights, except as expressly set forth in this Agreement.

        Each party shall not, directly or indirectly:

               (i) use the other party's Technology and respective Patent Rights for any purpose other than set forth in this Agreement;

               (ii) modify the other party's Technology and respective Patent Rights other than as set forth in this Agreement;

               (iii) claim ownership to the other party's Technology and respective Patent Rights;

               (iv) transfer the other party's Materials to any other Person other than to employees or consultants who are working on activities directly related to this Agreement;





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                                                CONFIDENTIAL TREATMENT REQUESTED

               (v) within 30 days after the expiration or earlier termination of the Research Period, the parties shall return all unused Materials, subject to a party's need to retain samples in connection with any registration and development activities.

        3.5.1 THE PARTIES UNDERSTAND THAT THEIR RESPECTIVE MATERIALS ARE EXPERIMENTAL IN NATURE, ARE FOR RESEARCH USE ONLY AND HAVE NOT BEEN APPROVED FOR USE IN THE DIAGNOSIS OR TREATMENT OF HUMANS OR ANIMALS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL ADMINISTER THE OTHER PARTY'S MATERIALS TO HUMANS IN ANY MANNER OR FORM.

        3.6    Project Management Committee.

        3.6.1 TREGA and NOVARTIS shall establish a Project Management Committee. The Project Management Committee shall plan, administer, and monitor the Research Work. In particular, the Project Management Committee shall prepare each annual research plan, review progress in the Research Work and recommend necessary adjustments to the Research Work as the research takes place.

        3.6.2 TREGA and NOVARTIS each shall appoint, in its sole discretion, three members to the Project Management Committee. Substitutes or alternates may be appointed at any time by notice in writing to the other party. The initial members shall be:

        On behalf of TREGA:
        [CONFIDENTIAL TREATMENT REQUESTED]

        On behalf of NOVARTIS:
        [CONFIDENTIAL TREATMENT REQUESTED]

        3.6.3 The Project Management Committee shall be chaired by two co-chairpersons, one appointed by TREGA and the other appointed by NOVARTIS from among the Project Management Committee members.






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        3.6.4  The Project Management Committee shall meet at least quarterly, whether in person, telephonically, or through video conference, with such in person quarterly meetings to be held, alternately, in San Diego, California, and Basel, Switzerland, unless the parties agree otherwise. Any additional meetings shall be held at places and on dates selected by the co-chair persons of the Project Management Committee. Employees and consultants of each party and its Affiliates, in addition to the members of the Project Management Committee, may attend meetings of the Project Management Committee at the invitation of either party.

        3.6.5 The Project Management Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to all Project Management Committee members within thirty (30) days after the meeting. The party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the co-chairpersons and shall be issued in final form only with their approval and agreement as evidenced by their signatures on the minutes. TREGA and NOVARTIS shall keep the Project Management Committee fully informed about the status of the Research Plan. In particular, without limitation, each of TREGA and NOVARTIS shall furnish a quarterly written report to the Project Management Committee, describing the progress of the Research Plan in reasonable detail, at least ten
(10) days prior to each quarterly meeting of the Project Management Committee.

        3.6.6 At each Project Management Committee meeting, at least two representatives of each party shall constitute a quorum. Each Project Management Committee member shall have one vote on all matters coming before the Project Management Committee, provided that the member or members of each party present at a Project Management Committee meeting shall have the authority to cast the votes of any of such party?s members of the Project Management Committee who are absent from the meeting. All decisions of the Project Management Committee shall be made by a majority vote of all of the members. In the event that the Project Management Committee is unable to resolve any matter before it, such matter shall be referred at the request of either party to the Chief Executive Officer of TREGA and the Head, NOVARTIS Pharma Research for attempted resolution by good faith negotiations.








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                                                CONFIDENTIAL TREATMENT REQUESTED

        3.6.7 TREGA and NOVARTIS shall each bear all expenses of their respective Project Management Committee members relating to their participation on the Project Management Committee and attendance at Project Management Committee meetings.

        3.6.8 At the end of the initial 12 month period under the annual research plan, the Project Management Committee shall be entitled to redirect subsequent annual research plans away from [CONFIDENTIAL TREATMENT REQUESTED] for the discovery and development of potential products in the Field to [CONFIDENTIAL TREATMENT REQUESTED]. In such event the Project Management Committee shall formulate and present a new annual research plan for consideration and approval by the parties. There shall be no reduction in funding as a result of the changed direction of research, but to the extent that work to be conducted under any new annual research plan exceeds that contemplated by the Research Plan attached to this Agreement the parties shall negotiate new funding terms. Furthermore, as a result of a decision to [CONFIDENTIAL TREATMENT REQUESTED], all rights granted to NOVARTIS hereunder directly or indirectly related to [CONFIDENTIAL TREATMENT REQUESTED] shall terminate, the rights granted in Sections 5.1 and 5.2 [CONFIDENTIAL TREATMENT REQUESTED] shall cease to apply, and NOVARTIS shall turn over to TREGA all documents, instruments, records, and Technology related thereto, provided, however, that as long as the parties are conducting the Research Plan, or NOVARTIS is developing a compound or commercializing a Licensed Product hereunder, or this Agreement has not been terminated TREGA shall not be entitled to develop or commercialize [CONFIDENTIAL TREATMENT REQUESTED] for use in the Field. At the request of TREGA, NOVARTIS shall execute and deliver such bills of sale, assignments, other transfer instruments and documents as may be reasonably necessary to fully vest in TREGA all right, title, and interest in and to the aforesaid.

                                    ARTICLE 4

                                     FUNDING

        4.1 Funding. As long as TREGA is not in material breach hereunder, NOVARTIS shall pay to TREGA the following nonrefundable, non-creditable amounts which shall be due at the times indicated below.

                                                CONFIDENTIAL TREATMENT REQUESTED


                                                                US [CONFIDENTIAL
(a)    upon execution of this Agreement for past                       TREATMENT
research activities                                                   REQUESTED]

(b)    at any one time during the 18 month period
commencing on the date of this Agreement, Trega shall           US [CONFIDENTIAL
have the right to issue shares of its common stock to                  TREATMENT
NOVARTIS with a value of up to                                        REQUESTED]

(c)    semi-annually for Research Work to be done during
the initial 12 months by TREGA under this Agreement,            US [CONFIDENTIAL
following execution of this Agreement ([CONFIDENTIAL                   TREATMENT
TREATMENT REQUESTED])                                                 REQUESTED]

(d)    semi-annually for Research Work to be done during
the second 12 months by TREGA under this Agreement,             US [CONFIDENTIAL
following the first anniversary of this Agreement                      TREATMENT
([CONFIDENTIAL TREATMENT REQUESTED])                                  REQUESTED]

(e)    semi-annually for Research Work to be done during
the third 12 months by TREGA under this Agreement,              US [CONFIDENTIAL
following the second anniversary of this Agreement                     TREATMENT
([CONFIDENTIAL TREATMENT REQUESTED])                                  REQUESTED]

                                                                           (1)US
                                                                   [CONFIDENTIAL
                                                                       TREATMENT
                                                                      REQUESTED]
(f)    a one time payment upon an affirmative early                        (2)US
development proposal ("EDP") decision by NOVARTIS with             [CONFIDENTIAL
respect to a Licensed Product for use in the Field,                    TREATMENT
comprised of two components                                           REQUESTED]

(g)    a payment in respect of each Licensed Product for
use in the Field, on a product by product basis, upon           US [CONFIDENTIAL
the commencement of enrollment for Phase I human                       TREATMENT
clinical testing                                                      REQUESTED]

(h)    a payment in respect of each Licensed Product for        US [CONFIDENTIAL
use in the Field, on a product by product basis, upon an               TREATMENT
affirmative full development point (FDP) decision                     REQUESTED]

                                                CONFIDENTIAL TREATMENT REQUESTED


(i)    a payment in respect of each Licensed Product for
use in the Field, on a product by product basis, upon           US [CONFIDENTIAL
the commencement of enrollment for Phase III human                     TREATMENT
clinical testing                                                      REQUESTED]

(j)    a payment in respect of each Licensed Product for
use in the Field, on a product by product basis, upon
the submission of an NDA (or its equivalent) in the             US [CONFIDENTIAL
first of the U.S., Japan, the United Kingdom, France,                  TREATMENT
Germany, Italy, or an EMEA submission                                 REQUESTED]

(k)    a payment in respect of each Licensed Product for
use in the Field, on a product by product basis, upon           US [CONFIDENTIAL
first marketing approval in the U.S., Japan, the United                TREATMENT
Kingdom, France, Germany, Italy, or an EMEA approval                  REQUESTED]

TREGA shall submit invoices to NOVARTIS for amounts due pursuant to subsections
(c), (d), (e), (f)(2), (g), (h), (i), (j) and (k) above which shall be payable by NOVARTIS within 30 days of receipt. Semi-annual amounts due under subsections
(c), (d), and (e) above shall be invoiced in advance. The one time payments set forth in subsections (b) and (f)(1) above shall be made in exchange for the issuance by Trega of its common stock to NOVARTIS with a value as nearly equal as possible to the amount of the payments so set forth above. Terms pertaining to such issuances are set forth in a Stock Purchase Agreement of even date herewith entered into between the parties hereto. NOVARTIS shall promptly notify TREGA of the occurrence of each of the events set forth in subsections (f)(2),
(g), (h), (i), (j) and (k) to enable TREGA to submit timely invoices for the amounts due thereunder. If the Licensed Product in question contains, incorporates or uses a NOVARTIS Compound, the payments due in subsections (g), (h,), (i), (j) and (k) above shall be [CONFIDENTIAL TREATMENT REQUESTED] the amounts set forth.

                                                CONFIDENTIAL TREATMENT REQUESTED


        4.2 Royalties Payable by NOVARTIS. During the Royalty Term, NOVARTIS shall pay to TREGA royalties (i) equal to [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of each Licensed Product which is, contains, incorporates, or uses a TREGA Compound by NOVARTIS, its Affiliates and (sub)licensees in countries in which the manufacture, use or sale of a Licensed Product which is, contains, incorporates, or uses a TREGA Compound would in the absence of this Agreement constitute an act of infringement of a Valid Patent Claim in TREGA Patent Rights or NOVARTIS Patent Rights; or where a claim of a pending patent application included with the NOVARTIS Patent Rights or TREGA Patent Rights, which claim was filed in good faith,[CONFIDENTIAL TREATMENT REQUESTED] (ii) equal to [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of each Licensed Product which is, contains, incorporates, or uses a TREGA Compound by NOVARTIS, its Affiliates and (sub)licensees where no Patent Rights exist; (iii) [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of each Licensed Product for use in the Field which is, contains, incorporates, or uses a NOVARTIS Compound by NOVARTIS, its Affiliates and (sub)licensees [CONFIDENTIAL TREATMENT REQUESTED]. NOVARTIS, its Affiliates and (sub)licensees shall not accept any consideration for the sale of Licensed Products or NOVARTIS Compounds which is not expressly stated in the invoice for such Licensed Products or NOVARTIS Compound billed to independent customers who are not Affiliates.

                                    ARTICLE 5

                                GRANT OF LICENSES

        5.1 NOVARTIS Research and Development License. Subject to the terms and conditions of this Agreement, TREGA grants and agrees to grant to NOVARTIS an exclusive license in the Field, in the Territory under the TREGA Technology to test, evaluate, and develop the TREGA Technology during the Research Period for the purpose of evaluating its interest in designating ESCs, FSCs, and an EDC hereunder, and performing its development obligations hereunder. [CONFIDENTIAL TREATMENT REQUESTED]

                                                CONFIDENTIAL TREATMENT REQUESTED

        5.2 NOVARTIS Commercialization License. Subject to the terms and conditions of this Agreement, TREGA grants and agrees to grant to NOVARTIS an exclusive, royalty-bearing license within the Territory under TREGA TECHNOLOGY and TREGA Patent Rights to make, have made, use, offer for sale, sell, and import Licensed Products [CONFIDENTIAL TREATMENT REQUESTED], within the Field. [CONFIDENTIAL TREATMENT REQUESTED]. The foregoing license shall terminate on a Licensed Product by Licensed Product basis in the event NOVARTIS ceases the development and commercialization of a Licensed Product.

        5.3 TREGA Research and Development License. Subject to the terms and conditions of this Agreement, NOVARTIS hereby grants to TREGA a nonexclusive license under the NOVARTIS Technology to test, evaluate, use, and develop compounds within the TREGA Combinatorial Libraries and the NOVARTIS Compounds during the Research Period solely for the purpose of (a) performing the Research Work and (b) performing its obligations hereunder. TREGA may not grant sublicenses under such license to any Third Party without the prior written consent of NOVARTIS. In addition, NOVARTIS grants and agrees to grant to TREGA a nonexclusive non-royalty bearing license (with the right to sublicense) to Joint Inventions conceived during the Research Period directed to inventions other than composition of matter inventions for use outside the Field.

        5.4 Right of Negotiation. TREGA grants and agrees to grant to NOVARTIS during the Research Period a first right to negotiate, during the [CONFIDENTIAL TREATMENT REQUESTED] days following receipt of notice of opportunity from TREGA to NOVARTIS, a (sub)license to TREGA's interest, as it may exist, [CONFIDENTIAL TREATMENT REQUESTED] for use in the Field, upon such terms and subject to such conditions as the parties may agree. The foregoing notice shall include the disclosure from TREGA to NOVARTIS on a confidential basis of all data possessed by TREGA (including samples if available and if requested by NOVARTIS) pertaining to the opportunity and the use of [CONFIDENTIAL TREATMENT REQUESTED] in the Field.

                                                CONFIDENTIAL TREATMENT REQUESTED

        5.5 TREGA Reservation of Rights. For so long as a TREGA Compound or a NOVARTIS Compound is (i) an ESC, (ii) an FSC, (iii) an EDC, (iv) an FDC, or (v) is, is contained in, incorporated in or used in a Licensed Product, TREGA shall not make, have made, use, offer for sale, sell, import, develop, or commercially exploit inside or outside the Field (except pursuant to this Agreement), nor grant any third party the right to make, have made, use, offer for sale, sell, import, develop, or commercially exploit inside or outside the Field, any such compound, [CONFIDENTIAL TREATMENT REQUESTED] or develop, use or commercially exploit inside or outside the Field any Research and Development Results related thereto, for any purpose except pursuant to this Agreement. NOVARTIS shall keep TREGA apprised on a timely basis of the status of compounds as ESCs, FSCs, EDCs, and FDCs. Subject to the foregoing, TREGA expressly reserves the right for itself, and the right to grant to Affiliates and Third Parties the right to use the TREGA Technology, the Research and Development Results related to TREGA Technology and other TREGA property for research, screening, testing, evaluation, and commercialization purposes outside the Field as long as NOVARTIS does not materially breach its obligations under this Agreement including those provisions that survive the termination or expiration of this Agreement. In the event of an uncured material breach of this Agreement by NOVARTIS, including an uncured material breach of any of the provisions that survive termination or expiration of this Agreement, TREGA shall be entitled to exploit on its own behalf and to grant to Affiliates and Third Parties the right to use the TREGA Technology for research, screening, testing, evaluation, and commercialization purposes inside the Field.

        5.6 NOVARTIS Reservation of Rights. Notwithstanding anything to the contrary in this Agreement, NOVARTIS expressly reserves the right for itself, and the right to grant to Affiliates and Third Parties the right, to use the NOVARTIS Technology for any purpose.

                                    ARTICLE 6

                             DEVELOPMENT OF PRODUCTS

        6.1    NOVARTIS Development and Commercialization Efforts. Within six
(6) months of receiving a reasonable quantity of one FSC and one backup FSC, NOVARTIS shall either notify TREGA that it will not pursue further research and development activities in respect of such FSCs or that it will commence good laboratory practices ("GLP") studies in preparation for an EDP and an IND for human clinical testing and thereafter use its commercially reasonable efforts (a) to conduct such further research and development activities as may be necessary or desirable to develop one or more Licensed Product(s) for use in the Field, (b) to conduct such preclinical and human clinical testing as necessary or desirable to obtain all regulatory approvals to manufacture, use and sell such Licensed Product(s) for use in the Field as NOVARTIS reasonably determines are commercially feasible, and (c) to file and prosecute such applications in a commercially reasonable manner with the applicable regulatory authorities to seek all necessary approvals to manufacture, use and sell such Licensed Products for use in the Field in such countries as NOVARTIS reasonably determines are commercially feasible, and (d) to commence marketing as soon as commercially practicable, and to use commercially reasonable efforts to market thereafter, a Licensed Product for use in the Field in each country in which it has obtained all necessary regulatory approvals therefor. NOVARTIS shall be responsible for funding the costs of all preclinical studies and clinical trials, regulatory approval and commercial activities for Licensed Products.

        6.2 Records. NOVARTIS and TREGA shall maintain records, in sufficient detail and in good scientific manner appropriate for product registration and patent purposes, which shall reflect all work done and results achieved in the performance of their respective research and development activities regarding TREGA Compounds, NOVARTIS Compounds and Licensed Products (including all data in the form required under all applicable laws and regulations).

        6.3 Reports. In addition to any other research reports due under this Agreement, during the Development Period and thereafter during the term of this Agreement, NOVARTIS shall prepare and deliver to TREGA, by no later than each January 31 (for the period ending December 31 of the prior calendar year) and July 31 (for the period ending June 30 of the then current calendar year), written reports which shall update the prior report filed hereunder, including without limitation, (a) a summary of NOVARTIS development activities performed to date, and the current schedule of anticipated events or milestones employing NOVARTIS results or relating to NOVARTIS Compounds and Licensed Products, (b) the progress of the testing of Licensed Products in human clinical trials, (c) the status of obtaining the necessary approvals to manufacture and market Licensed Products, (d) a summary of pre-launch marketing plans for Licensed Products, and (e) a summary of all activities relating to (sub)licensees relating to Licensed Products. In addition, NOVARTIS shall provide TREGA with written notice of (i) all regulatory filings and submissions regarding NOVARTIS Compounds and Licensed Products in a timely manner; and (ii) all approvals obtained within thirty (30) days of receipt of written notice of approvals.

        6.4 NOVARTIS shall own all IND and NDA submissions and equivalent regulatory submissions in foreign countries for all Licensed Products in the Territory and the data contained therein, and shall also own all trademarks relating to Licensed Products. TREGA acknowledges and agrees that, except to the extent such data is the subject of a license grant pursuant to Section 5.3 above, it shall not have any ownership, license, or access rights in or to such submissions or other regulatory filings of NOVARTIS for Licensed Products other than as expressly set forth herein.

        6.5 Suspension of Development and Marketing. If NOVARTIS notifies TREGA pursuant to Section 6.1 that it will not pursue development of an FSC or EDC containing a TREGA Compound or NOVARTIS abandons or suspends for more than twelve (12) months the active development or marketing of any such Licensed Product (other than for material safety, regulatory, medical or legal reasons or an uncured material breach of TREGA), then the licenses granted to NOVARTIS under Article 5 above to such item shall terminate, and other information related to such FSC, EDC or Licensed Product which is, contains, incorporates, or uses a TREGA Compound, shall revert automatically without further action to TREGA, and NOVARTIS shall have no further rights hereunder to any such item or any related information. NOVARTIS shall promptly convey such information to TREGA.

                                    ARTICLE 7

                         ROYALTY REPORTS AND ACCOUNTING

        7.1 Reports, Exchange Rates. During the term of this Agreement following the First Commercial Sale of a Licensed Product by NOVARTIS, its Affiliates or (sub)licensees, NOVARTIS shall furnish to TREGA a quarterly written report showing in reasonable detail, on a country by country basis, (a) the gross sales of all Licensed Products sold by NOVARTIS, its Affiliates and its
(sub)licensees during the reporting period and the calculation of Net Sales from such gross sales; (b) the royalties payable in United States dollars which shall have accrued hereunder based upon Net Sales of Licensed Products; (c) the withholding taxes, if any, required by law to be deducted in respect of such sales; (d) the date of the First Commercial Sales of each Licensed Product in each country during the reporting period; and (e) the exchange rates used in determining the amount of United States dollars. With respect to sales of Licensed Products invoiced in United States dollars, the gross sales, Net Sales, and royalties payable shall be expressed in United States dollars. With respect to sales of Licensed Products invoiced in a currency other than United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in the domestic currency together with the United States dollar equivalent of the royalty payable, calculated using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) by Bank of America NT&SA in London, England, or its successor, on each of the last business day of each month in the quarter prior to the date of payment. Reports shall be due on the sixtieth (60th) day following the close of each quarter. NOVARTIS shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

        7.2    Audits.

        7.2.1 NOVARTIS and TREGA shall keep and maintain proper books and records as necessary to determine accurately the royalties payable to the other party hereunder, for a period of three (3) years following the date on which such royalties are reported and paid hereunder. Upon the written request of TREGA hereunder and not more than once in each calendar year, NOVARTIS hereunder shall permit an independent certified public accounting firm of internationally recognized standing, selected by TREGA and reasonably acceptable to NOVARTIS, to have access during normal business hours to such of the records of NOVARTIS as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The accounting firm shall disclose to TREGA only whether the royalty reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

                                                CONFIDENTIAL TREATMENT REQUESTED

        7.2.2 If such accounting firm concludes that additional royalties were owed during such period, NOVARTIS shall pay the additional royalties within thirty (30) days of the date TREGA delivers to NOVARTIS such accounting firm's written report so concluding. The fees and expenses charged by such accounting firm shall be paid by TREGA; provided, however, if the audit discloses that the royalties payable for the audited period are more than [CONFIDENTIAL TREATMENT REQUESTED] of the royalties actually paid for such period, then NOVARTIS shall [CONFIDENTIAL TREATMENT REQUESTED].

        7.3 Confidential Financial Information. The parties shall treat all financial information subject to review under this Article 7 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

                                    ARTICLE 8

                                    PAYMENTS

        8.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Article 7 of this Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

        8.2 Payment Method. Except as provided in this Section 8.2, all payments under this Agreement shall be paid in United States dollars, and all such payments shall be originated from a United States or Swiss bank and made by bank wire transfer in immediately available funds to such account as designated by the recipient before such payment is due. Such wire transfer shall be made to the following account:

        [CONFIDENTIAL TREATMENT REQUESTED]

Upon such election by a recipient made in writing not less than thirty (30) days prior to any payment date, the payer shall pay all royalties owing to the recipient hereunder in the currency in which such royalties accrued, without conversion into United States dollars.

                                                CONFIDENTIAL TREATMENT REQUESTED

        8.3 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where a Licensed Product is sold, payment shall be made through such lawful means or methods as the recipient reasonably shall determine.

        8.4 Taxes. All amounts owing from NOVARTIS under this Agreement are net amounts, and shall be grossed-up to account for any withholding taxes, value-added taxes or other taxes, levies, charges or other amounts required to be withheld with respect to such amounts, other than (a) taxes imposed by TREGA's jurisdiction on TREGA's income and (b) taxes imposed solely by reason of TREGA having a permanent establishment in any other country or TREGA otherwise being subject to taxation by such country (except solely by reason of the licenses granted under this Agreement).

        8.5 Late Payments. Unless otherwise provided in this Agreement, a payer shall pay interest to the recipient hereunder on the aggregate amount of any payments that are not paid on or before the fifth U.S. business day after the date such payments are due under this Agreement, at a rate per annum equal to the lesser of the prime rate of interest as reported by Bank of America NT&SA, or its successor, in San Francisco, California, from time to time, [CONFIDENTIAL TREATMENT REQUESTED] or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent. Interest shall not be charged on portions of payments withheld pending the resolution of a good faith dispute; provided, however, that only that portion of a payment as to which a dispute exists may be withheld free of interest pending resolution. All amounts not in dispute, whether constituting complete or partial payments shall be paid when due and payable.

                                    ARTICLE 9

                                 CONFIDENTIALITY

        9.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party disclosed by the other party and identified as, or acknowledged to be, confidential (the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To be considered Confidential Information hereunder, oral disclosures shall be identified as confidential at the time of disclosure, shall be reduced to written summary form and identified as confidential by the disclosing party, and provided to the Recipient (as hereinafter defined) within thirty (30) days of disclosure. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.

        9.2 Permitted Disclosures. The confidentiality obligations contained in Section 9.1 above shall not apply to the extent that (a) any receiving party (the "Recipient") is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or
(ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall give written notice thereof to the other party and sufficient opportunity to prevent or limit to any such disclosure or to request confidential treatment thereof; provided, further, that the Recipient shall give reasonable assistance to the disclosing party to preserve the information as confidential; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient by a Third Party not under a duty of confidentiality to the disclosing party or its Affiliates; or (iv) the disclosed information was independently developed by or for the Recipient or its Affiliates by persons without access to or use of such information.

        9.3 Terms of this Agreement. TREGA and NOVARTIS shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party, which shall not be unreasonably withheld, except as required by applicable law, subject to the requirements of Section 9.2 above or to Persons with whom NOVARTIS or TREGA has entered into or proposes to enter into a business relationship in order to perform its obligations under this Agreement, provided that such Persons shall enter into a confidentiality agreement with, or otherwise owe a duty of confidentiality to TREGA or NOVARTIS, as applicable. Notwithstanding the foregoing, prior to execution of this Agreement, NOVARTIS and TREGA shall agree upon the substance of information that can be used to describe the terms of this transaction, and NOVARTIS and TREGA may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

        9.4 Public Announcement. Except for announcements required by law, order or regulation of a governmental agency or a court of competent jurisdiction, subject to the requirements of Section 9.2 above, no other announcement, public release or notice of any kind may be issued without the express written consent of both parties, which consent shall not be unreasonably held, provided, however, the parties shall prepare a joint press release announcing the transaction set forth in this Agreement to be issued promptly upon execution and delivery hereof. TREGA shall be entitled to announce the achievement of milestones hereunder and affirmative EDP decisions by NOVARTIS; provided, however, that such announcements shall be submitted to NOVARTIS for review and written consent in advance of release. Such consent shall not be unreasonably withheld or delayed.

                                   ARTICLE 10

                             INVENTIONS AND PATENTS

        10.1 Ownership of Inventions. The entire right, title, and interest in all Research and Development Results, and any patent applications, patents or other intellectual property rights based thereon, shall be owned solely by NOVARTIS. The entire right, title and interest in all TREGA Compounds, and any patent applications, patents or other intellectual property rights directed thereto, shall be owned solely by TREGA. The entire right, title and interest in all inventions, discoveries and other technology, whether or not patentable, and any patent applications, patents or other intellectual property rights based thereon, conceived or reduced to practice during the Research Period and the Development Period, in connection with the Research Work, other than the Research and Development Results (collectively the "Inventions"), (a) by employees or others

                                                CONFIDENTIAL TREATMENT REQUESTED

acting solely on behalf of TREGA or its Affiliates shall be owned solely by TREGA (the "TREGA Inventions"), (b) by employees or others acting solely on behalf of NOVARTIS or its Affiliates shall be owned solely by NOVARTIS (the "NOVARTIS Inventions"), and (c) jointly by employees or others acting on behalf of TREGA and by employees or others acting on behalf of NOVARTIS, or their respective Affiliates, shall be owned solely by NOVARTIS (the "Joint Inventions"). Each party promptly shall disclose to the other party the conception or reduction to practice of Inventions by employees or others acting on behalf of such party. TREGA and NOVARTIS each hereby represents that all employees and other Persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct, all Inventions made or developed by such employees or other Persons.

        10.2   Patent Prosecution and Maintenance.

        10.2.1 [CONFIDENTIAL TREATMENT REQUESTED].



        10.2.2 [CONFIDENTIAL TREATMENT REQUESTED].



        10.2.3 [CONFIDENTIAL TREATMENT REQUESTED].

                                                CONFIDENTIAL TREATMENT REQUESTED

        10.2.4 [CONFIDENTIAL TREATMENT REQUESTED].



        10.2.5 [CONFIDENTIAL TREATMENT REQUESTED].



        10.3   Enforcement of Patent Rights.

        10.3.1 [CONFIDENTIAL TREATMENT REQUESTED].



        10.3.2 [CONFIDENTIAL TREATMENT REQUESTED].

                                                CONFIDENTIAL TREATMENT REQUESTED

        10.3.3 [CONFIDENTIAL TREATMENT REQUESTED].






        10.3.4 [CONFIDENTIAL TREATMENT REQUESTED].




        10.4 No Other Technology Rights. Except as otherwise provided in this Agreement, under no circumstances shall a party, as a result of this Agreement, obtain any ownership interest or other right in any technology, know-how, patents, pending patent applications, patent or invention disclosures, products, libraries, vaccines, antibodies, cell lines or cultures, or animals of the other party, including items owned, controlled or developed by the other, or transferred by the other to such party at any time pursuant to this Agreement. It is understood and agreed by the parties that this Agreement does not grant to either party any license or other right in basic technology of the other party except to the extent set forth herein or

                                                CONFIDENTIAL TREATMENT REQUESTED

necessary to enable the parties to carry out their respective obligations hereunder.

                                   ARTICLE 11

                              TERM AND TERMINATION

        11.1 Expiration. Unless terminated earlier pursuant to Section 11.2 below, the term of this Agreement shall expire on the expiration of the parties' obligations to pay royalties under this Agreement.

        11.2   Termination.

        11.2.1 A party may terminate this Agreement upon or after the breach of any material provision of this Agreement, if the breaching party has not cured such breach within ninety (90) days after notice thereof from the other party. In addition, TREGA may terminate this Agreement under this Section 11.2.1 in the event that NOVARTIS [CONFIDENTIAL TREATMENT REQUESTED]. In the event of termination under this Section 11.2.1 by NOVARTIS, NOVARTIS shall [CONFIDENTIAL TREATMENT REQUESTED]. In the event of termination under this Section 11.2.1 by TREGA, TREGA shall [CONFIDENTIAL TREATMENT REQUESTED].

        11.2.2 NOVARTIS shall be entitled to terminate this Agreement effective at the end of the second year of the Research Period by delivering written notice of such termination to TREGA.

                                                CONFIDENTIAL TREATMENT REQUESTED

In order to be effective, such notice shall be delivered no later than 180 days prior to the second anniversary of this Agreement. Such notice shall terminate all licenses granted hereunder, and neither party hereto shall have any obligation to the other as a result of such termination. [CONFIDENTIAL TREATMENT REQUESTED].

        11.2.3 NOVARTIS shall be entitled to terminate this Agreement during the Development Period or following the First Commercial Sale by delivering written notice of such termination to TREGA. In order to be effective, such notice shall be delivered no later than [CONFIDENTIAL TREATMENT REQUESTED] prior to the effective date of such termination. Such notice shall terminate all licenses granted hereunder, and NOVARTIS shall promptly convey to TREGA by means of documentation reasonably satisfactory to TREGA all EDCs or Licensed Products which are, contain, incorporate, or use a compound from a TREGA Combinatorial Library and all data and information related to the Research and Development Results pursuant to this Agreement, related thereto.

        11.2.4 NOVARTIS shall have the right to terminate this Agreement, in whole or on a country by country basis in the event of a significant and continuing regulatory, medical, efficacy, safety or legal issue resulting in an inability to market Licensed Products in a commercially reasonable manner. In order to be effective, such notice shall be in writing and shall be delivered no later than 60 days prior to the effective date of such termination. Such notice shall terminate all licenses granted hereunder, and NOVARTIS shall promptly convey to TREGA by means of documentation reasonably satisfactory to TREGA all EDCs and Licensed Products which are, contain, incorporate, or use a compound from a TREGA Combinatorial Library and all data and information related to the Research and Development results pursuant to this Agreement related thereto.

        11.3 Effect of Expiration and Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Upon expiration of this Agreement under Section
11.1 above, the licenses granted to NOVARTIS and TREGA under Article 5 shall survive and thereafter shall be irrevocable. The provisions of Articles 9, 10 and 12 shall survive the expiration or termination of this Agreement.

                                                CONFIDENTIAL TREATMENT REQUESTED


                                   ARTICLE 12

                                    INDEMNITY

        12.1   Direct Indemnity. [CONFIDENTIAL TREATMENT REQUESTED].





        12.2   Other Indemnity. [CONFIDENTIAL TREATMENT REQUESTED]






        12.3 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 12 shall promptly notify the other party (the "Indemnitor") of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, in the event that representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 12, to the extent indemnitor is prejudiced by failure of this notice, shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Article 12, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 12. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and litigation of any action, claim or liability covered by this indemnification.

        12.4   Insurance.

        12.4.1 NOVARTIS shall maintain, through self insurance or otherwise, insurance with respect to the research, development, manufacture and sales of Products by NOVARTIS in such amounts as NOVARTIS customarily maintains covering its similar activities and shall require any Affiliates or (sub)licensees undertaking activities under this Agreement to do the same. NOVARTIS, its Affiliates, and (sub)licensees shall maintain such insurance for so long as each continues to conduct research, development, manufacture or sales, and thereafter for so long as NOVARTIS, customarily maintains insurance for itself covering its similar activities.

        12.4.2 Effective as of the time any Licensed Product enters human clinical trials, NOVARTIS (and any Affiliate or

                                                CONFIDENTIAL TREATMENT REQUESTED

(sub)licensee participating in activities hereunder), at its sole cost and expense, shall obtain, keep in force and maintain insurance, including without limitation product liability insurance, in amounts sufficient to cover its obligations under this Article 12 and consistent with reasonable business practice in the industry. Without limiting the foregoing, coverage shall in no event be less than the following: Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

        (a)    Each occurrence [CONFIDENTIAL TREATMENT REQUESTED]

        (b) Products/Completed Operations Aggregate [CONFIDENTIAL TREATMENT REQUESTED]

        (c)    Personal and Advertising Injury [CONFIDENTIAL TREATMENT
REQUESTED]

        (d) General Aggregate (commercial form only) [CONFIDENTIAL TREATMENT REQUESTED]

It should be expressly understood, however, that the coverages and limits referred to above shall not in any way limit the liability of any party. NOVARTIS (and its Affiliates and (sub)licensees, if applicable) shall furnish TREGA with certificates of insurance evidencing compliance with all requirements.

                                   ARTICLE 13

                                  FORCE MAJEURE

        Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

                                   ARTICLE 14

                                   ASSIGNMENT

        This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party without the consent of the other party; provided, however, that either TREGA or NOVARTIS may, without such consent, assign this Agreement and its rights and obligations hereunder (i) in connection with the transfer or sale of all or substantially all of its business, (ii) in the event of its merger or consolidation, change in control, or similar transaction, or (iii) to an Affiliate which conducts bona fide operations and is capable of meeting such assignor?s obligations under this Agreement, or such assignor guarantees performance by its assignee. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

                                   ARTICLE 15

                                  SEVERABILITY

        Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

                                   ARTICLE 16

                                  MISCELLANEOUS

        16.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first class mail or courier), first class mail or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

        If to TREGA:                Trega Biosciences, Inc.
                                    9880 Campus Point Drive
                                    San Diego, California 92121
                                    U.S.A.
                                    Attention:  Chief Executive Officer

        If to NOVARTIS:             Novartis Pharma A.G.
                                    Lichtstrasse 35
                                    CH 4002 Basel
                                    Switzerland
                                    Attention:  Head, Novartis Pharma Research

        with a copy to:             Novartis Pharma A.G.
                                    Lichtstrasse 35
                                    CH 4002 Basel
                                    Switzerland
                                    Attention:  Head, Novartis Pharma
                                                Legal Services

        16.2 Applicable Law and Language. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof. The English language shall be the official language of this Agreement and all notices and reports which may be delivered hereunder.

        16.3 Compliance with Applicable Laws. Each party, its Affiliates and permitted (sub)licensees shall comply in all material respects with all applicable laws, regulations and governmental orders in connection with their respective activities related to this Agreement, including without limitation the research, development, manufacture, use and sale of items. Without limiting the foregoing, each party, its Affiliates and (sub)licensees shall comply in all material respects with all applicable United States and foreign laws with respect to the transfer of items and related technical data to foreign countries, including without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

        16.4 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

        16.5 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

        16.6 Independent Contractors. It is expressly agreed that TREGA and NOVARTIS shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither TREGA nor NOVARTIS shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

        16.7 Waiver. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

        16.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                        TREGA BIOSCIENCES, INC.


                                        By /s/ ROBERT S. WHITEHEAD
                                        ---------------------------------------

                                        Title: Chairman and Chief
                                               Executive Officer
                                               --------------------------------



                                        NOVARTIS PHARMA A.G.


                                        By /s/ PAUL HERRLING
                                        ---------------------------------------

                                        Title Head of Global Research
                                              ---------------------------------


                                        By /s/ BRUCE SHAPIRO
                                        ---------------------------------------

                                        Title Legal Counsel
                                              ---------------------------------

                                                CONFIDENTIAL TREATMENT REQUESTED


                                    EXHIBIT A

                        CONFIDENTIAL TREATMENT REQUESTED



                  [EIGHT (8) PAGES OF TEXT HAVE BEEN OMITTED]

                                                CONFIDENTIAL TREATMENT REQUESTED


                                    EXHIBIT B

                       [CONFIDENTIAL TREATMENT REQUESTED]

                                                CONFIDENTIAL TREATMENT REQUESTED


                                 AMENDMENT NO. 1

                                       TO

                  RESEARCH, DEVELOPMENT, AND LICENSE AGREEMENT


        WHEREAS, the parties hereto are parties to a certain Research, Development, and License Agreement entered into between them as of May 26, 1998 (the "Agreement"); and

        WHEREAS, the parties now mutually desire to amend said Agreement in certain regards for the purpose of eliminating certain ambiguities;

        NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:

        Subsections 4.1 (c), 4.1(d), and 4.1(e) of the Agreement are hereby amended in their entirety so as to read as follows:

(c)   semi-annually for Research Work to be done during the     US [CONFIDENTIAL
initial 12 months by TREGA under this Agreement, following             TREATMENT
execution of this Agreement [CONFIDENTIAL TREATMENT REQUESTED].       REQUESTED]

(d)   semi-annually for Research Work to be done during the
second 12 months by TREGA under this Agreement, following the   US [CONFIDENTIAL
first anniversary of this Agreement [CONFIDENTIAL TREATMENT            TREATMENT
REQUESTED].                                                           REQUESTED]

(e)   semi-annually for Research Work to be done during the
third 12 months by TREGA under this Agreement, following the    US [CONFIDENTIAL
second anniversary of this Agreement [CONFIDENTIAL TREATMENT           TREATMENT
REQUESTED].                                                           REQUESTED]

All other terms and conditions of the Agreement shall remain in full force and effect.

 TREGA BIOSCIENCES, INC.                      NOVARTIS PHARMA AG


 By      /s/ ROBERT S. WHITEHEAD              By      /s/ DR. P. HERRLING
     ---------------------------------            ------------------------------
             Robert S. Whitehead                          Dr. P. Herrling
                Chairman and                          Head of Global Research
           Chief Executive Officer
                                              By        /s/ B. SHAPIRO
                                                  ------------------------------
                                                            B. Shapiro
                                                           Legal Counsel